SALE AND PURCHASE AGREEMENT

BY AND BETWEEN

UNITED ROYALE HOLDINGS CORP.

AND

Mr. CHEN Zheru

Representing Sole Shareholder of

IV Enterprises Development Limited

DATED AS OF SEPTEMBER 30, 2018

SALE AND PURCHASE AGREEMENT

THIS SALE AND PURCHASE AGREEMENT (this “Agreement”), dated as of September 30, 2018, is by and between United Royale Holdings Corp., a company incorporated in Nevada, USA and listed on the OTC Markets (OTCQB:URYL), of Unit Room 7C, World Trust Tower Building, 50 Stanley Street, Central, Hong Kong (“URYL”) and Mr. CHEN Zheru, the sole shareholder of IV Enterprises Development Limited, a company incorporated in Seychelles of Oliaji Trade Centre – 1st Floor, Victoria, Mahe, Seychelles. (“IVED”). URYL and IVED are referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS:

A.	United Royale Holdings Corp is registered in the Nevada, USA and provides planting and cultivation services to land owners in regards to the planting and cultivation of Aquilaria Subintegra & Aquilaria Sinensis trees. URYL also provides services relating to the extraction of Agarwood from such trees through a process known as “inoculation”;

B.	IVED provides services through its wholly-owned subsidiary in Malaysia. Oudh Tech Sdn Bhd, a Malaysia company, which engages and has a business plan of tree nurseries, including planting, cultivation and inoculation services.

C.	IVED is owned by Mr. CHEN Zheru, with shareholding of 100% in IVED, and Mr. CHEN Zheru is referred herein as “Seller”. And Seller hereby agrees to sell 100% (one hundred percent) of the shareholding of IVED to URYL.

D.	URYL hereby agreed to purchase from the Seller, 100% (one hundred percent) of the shareholding of IVED for a consideration as indicated in Article II.

E.	The Sale and Purchase will create competitive advantage and business synergies mutually for URYL and IVED.

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and upon the terms and subject to the conditions set forth in this Agreement, the Parties hereby agree as follows:

ARTICLE I

SALE AND PURCHASE OF ASSETS AND SHARE, ASSUMPTION OF LIABILITIES

1.1.	Purchase and Sale of the Share of IVED. On the terms and subject to the conditions of this Agreement:

(a) The Seller hereby agreed to sell a total of 100% of the shareholding of IVED to URYL for a consideration as stated in Article II;

(b) URYL hereby agreed to purchase from the Seller, a total of 100% of the shareholding of IVED for a consideration as stated in Article II;

1.2	Purchase and Sale of All Assets of IVED. On the terms and subject to the conditions set forth in this Agreement, at the Closing, URYL shall purchase, acquire and accept from IVED, and IVED shall sell, transfer, assign, convey and deliver to URYL all of IVED’s right, title and interest in, to and under the Purchased Assets. “Purchased Assets” shall mean all assets of IVED shown on the balance sheet as of the Closing.

1.3	Assumption of All Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, URYL shall assume, effective as of the Closing, and shall timely perform, pay and discharge in accordance with their respective terms, the Assumed Liabilities of IVED. “Assumed Liabilities” shall mean all liabilities of IVED shown on the balance sheet as of the Closing.

ARTICLE II

CONSIDERATION

2.1	Purchase Price. In consideration for the transfer by Seller to URYL of the Share and the Purchased Assets, URYL shall assume the Assumed Liabilities and pay to Seller US$1 in cash at Closing.

ARTICLE III

CLOSING

3.1	The consummation of the transfer by the Seller, 100% of the shareholding of IVED to URYL, and the purchase by URYL from the Seller, 100% of the shareholding of IVED and the Purchased Assets and the Assumed Liabilities, by the payment of US$1 in cash shall occur on or before September 30, 2018 (the “Closing Date”). Subject to applicable Laws, legal title, equitable title and risk of loss with respect to, the Share, the Purchased Assets and the Assumed Liabilities will transfer to Purchaser at the Closing, which transfer will be deemed effective for Tax, accounting and other computational purposes as of 12:01 a.m. (local time in the applicable jurisdiction in which each such transfer occurs) on the Closing Date. All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed and delivered simultaneously and no proceedings shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

3.2	On or before October 15, 2018, the Seller shall deliver, for transmittal to URYL, duly authorized, properly and fully executed documents in English, evidencing and confirming the sale of 100% of the share of IVED.

ARTICLE IV

EXECUTION

4.1	URYL shall execute and deliver to the Seller, on the Closing Date, any and all such other documents and instruments, and take or cause to be taken any and all such other and further actions that may be necessary, appropriate or advisable in order to vest fully, and to confirm the purchase and sale, the title to and possession of the Common Shares of URYL.

4.2	The Seller shall execute and deliver to URYL, on the Closing Date, any and all such other documents and instruments, and take or cause to be taken any and all such other and further actions that may be necessary, appropriate or advisable in order to vest fully, and to confirm the purchase and sale, the title to and possession of 100% of the share of IVED.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF URYL

URYL hereby represents and warrants to the Seller as follows (it being acknowledged that the Seller is entering into this Agreement in material reliance upon each of the following representations and warranties, and that the truth and accuracy of each of which constitutes a condition precedent to the obligations of URYL hereunder):

5.1	Authorization. URYL, represented by Mr. Teoh Kooi Sooi, the Chief Executive Officer of URYL has full power, legal capacity and authority to enter into this Agreement and to consummate the transaction herein contemplated, and to perform all obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of URYL, and this Agreement is enforceable with respect to the Seller in accordance with its terms. Neither the execution and delivery of this Agreement, nor the compliance with any of the provisions hereof, will (a) conflict with or result in a breach of, violation of or default under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, credit agreement or other agreement, document, instrument or obligation to which URYL is a party or by which URYL or any of its assets or properties may be bound or (b) violate any judgment, order, injunction, decree, statute, rule or regulation applicable to URYL or the assets or properties of URYL.

5.2	Compliance with Securities Laws.

	(a)	No formal or informal investigation or examination by the Securities and Exchange Commission (the “Commission”) or by the securities administrator of any state is pending or threatened against URYL.

	(b)	Neither URYL, nor any of its directors or officers, have been convicted of any felony or misdemeanor in connection with the sale or purchase of any security or involving the making of any false filing with the Commission.

	(c)	URYL is not subject to any order, judgment or decree of any court of competent jurisdiction temporarily, preliminary or permanently restraining or enjoining such person from engaging in or continuing any conduct or practice in connection with the sale or purchase of any security or involving the making of any false filing with the Commission.

5.3	No undisclosed Issues or Liabilities. URYL warrants that to the best of its knowledge there are no, issues that might tend to cause damage to URYL or its shareholders, or state or federal regulatory problems of any description.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE SELLER

6.1	Authorization. The Seller have full power, legal capacity and authority to enter into this Agreement, to execute all attendant documents and instruments necessary to consummate the transaction herein contemplated, to sell and dispose the Common Share of IVED and to perform all obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of the Seller and this Agreement is enforceable with respect to the Seller, in accordance with its terms.

6.2	Compliance with Securities Laws.

	(a)	No formal or informal investigation or examination by the Commission or by the securities administrator or legal authority of any state or jurisdiction within or outside of the United States, Seychelles, Hong Kong or Malaysia, is pending or threatened against the Seller, or the assets of the Seller.

(b)	Neither the Seller nor its officer or owner has not been convicted of any felony or misdemeanor in connection with the sale or purchase of any security or involving the making of any false filing with in any jurisdiction.

(c)	The Seller is not subject to any order, judgment or decree of any court of competent jurisdiction temporarily, preliminary or permanently restraining or enjoining them from engaging in or continuing any conduct or practice in connection with the sale or purchase of any security or involving the making of any false filing with in any jurisdiction.

6.3	Disclosure of Transference of Control

	(a)	The Seller understands and accepts that certain legal and regulatory filings and disclosures will be required in order to properly and legally execute the transfer of control of the share and assets. Such filings and disclosures include, but are not limited to the filing of a Schedule 14C Information Statement pursuant to Section 14(c) of the Securities Exchange Act of 1934 or a Form 8-K with the United States Securities and Exchange Commission.

	(b)	One or more filings of the Initial statement of beneficial ownership of securities on Schedule 13D or other similar ownership forms.

	(c)	The Seller will assist fully in the preparation and filing of all such required filings in order to fully insure that all required filings are executed and filed properly and in a timely manner.

6.4	The Seller warrants that the Seller shall deliver to URYL all of rights, titles and interests in 100% of the share of IVED, and the assets and all attendant or related assets, including, but not limited to: proprietary intellectual property, maps, documents, deeds, files, titles, patents, know-how and good-will, together with any other item, assets, products, files, records, documents, signatures, interests or rights pertaining to or relating to the Assets in keeping with the intentions and the spirit of this Agreement.

6.5	The Seller warrant that all translations in English of all documents, as required by the US Securities Act shall be accurate legal translations and that any discrepancy between the original documentation and the English translation, the English translation shall take precedence.

6.6	The Seller warrant and confirms that immediately upon closing, if necessary, IVED will, undertake a full and up-to-date audit of the financial position of the IVED, which audit will be conducted by an auditor firm qualified by the Public Company Accounting Oversight Board.

ARTICLE VII

MISCELLANEOUS PROVISIONS

7.1	Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the Parties hereto, and the heirs and personal representatives of each of them, but shall not confer, expressly or by implication, any rights or remedies upon any other party.

7.2	Confidentiality. The Parties agree that the terms and conditions of this agreement shall be kept strictly confidential and shall not reveal or divulge to any third party or entities other than for regulatory filings or tax purposes and/or pursuant to a court order. The parties further agree that any dissemination of this agreement shall not be made without prior written consent of the other party.

7.3	Governing Law. This Agreement is made and shall be governed in all respects, including validity, interpretation and effect, by the laws of Malaysia.

7.4	Notices. All notices, requests or demands and other communications hereunder must be in writing and shall be deemed to have been duly made if personally delivered or mailed, postage prepaid, to the parties as follows:

(a) If to URYL, to:	United Royale Holdings Corp.
Unit Room 7C, World Trust Tower Building, 50 Stanley Street,
Central, Hong Kong

(b) If to the SELLER, to:	Mr. CHEN Zheru
Oliaji Trade Centre – 1st Floor, Victoria,
Mahe, Seychelles

Either party hereto may change his address by written notice to the other party given in accordance with this Section 7.4.

7.5	Entire Agreement. This Agreement contains the entire agreement between the Parties and supersedes all prior agreements, understandings and writings between the Parties with respect to the subject matter hereof. Each party hereto acknowledges that no representations, inducements, promises or agreements, verbal or otherwise, have been made by either party, or anyone acting with authority on behalf of either party, which are not embodied herein, and that no other agreement, statement or promise may be relied upon or shall be valid or binding.

7.6	Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

7.7	Captions and Headings. The article and section headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit or add to the meaning of any provision of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

United Royale Holdings Corp.

By:	/s/ TEOH KOOI SOOI
Designated Signing Authority
Teoh Kooi Sooi
Chief Executive Officer

SELLER:

By:	/s/ CHEN ZHERU
Mr. CHEN Zheru